CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,250,000,000	$306,900

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Pricing Supplement No. 215L, dated October 15, 2012 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJR1

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium Term Notes, Series C Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$2,250,000,000
Issue Price:	99.959%
Commission or Discount:	$3,375,000	(0.150%)
Proceeds to Company:	$2,245,702,500

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$1,867,500,000
BANCA IMI S.P.A.	45,000,000
CREDIT AGRICOLE SECURITIES (USA) INC.	45,000,000
LLOYDS SECURITIES INC.	45,000,000
PNC CAPITAL MARKETS LLC	45,000,000
RBC CAPITAL MARKETS, LLC	45,000,000
RBS SECURITIES INC.	45,000,000
STANDARD CHARTERED BANK	45,000,000
KOTA GLOBAL SECURITIES INC.	16,875,000
LEBENTHAL & CO., LLC	16,875,000
MURIEL SIEBERT & CO., INC.	16,875,000
THE WILLIAMS CAPITAL GROUP, L.P.	16,875,000

Agents’ Capacity:                            ☐ As agent                            ☒ As principal

if as principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: October 18, 2012 (T+3)

Stated Maturity: October 15, 2015

Form:    ☒  Book-entry    ☐  Certificated

Currency: U.S. Dollars

☒ Fixed Rate Note:	1.10% per annum

☐ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☐

Interest Payment Dates: Semiannually on the 15th of April and October, via following business day convention, commencing April 15, 2013

Interest Reset Dates: Not Applicable

Index Maturity: Not Applicable

Spread (+/-): Not Applicable

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable    Minimum Interest Rate: Not Applicable

Optional Redemption:     Yes  ☐    No  ☒

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Certain of the underwriters are not U.S. registered broker-dealers and have advised the Company that they will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated August 24, 2011, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on August 24, 2011. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.